SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) March 23, 1998

                            WALSH INTERNATIONAL INC.
               (Exact Name of Registrant as Specified in Charter)

         Delaware                       0-28202                   51-0309207
(State or Other Jurisdiction          (Commission             (I.R.S. Employer

      of Incorporation)               File Number)           Identification No.)

105 Terry Drive, Suite 118, Newtown, Pennsylvania                  18940
    (Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code  (215)860-4949

--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events.

     On March 23, 1998, the registrant, Walsh International Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") among Cognizant Corporation ("Cognizant"), WAC Inc., a wholly-owned subsidiary of Cognizant ("Acquisition Sub") and the Company. Upon the terms and subject to the conditions contained in the Merger Agreement, Acquisition Sub shall merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Cognizant (the "Merger"). Pursuant to the Merger Agreement, each share of common stock, $.01 par value, of the Company ("Company Common Stock") issued and outstanding at the effective time of the Merger (the "Effective Time") shall be converted as discussed below.

      On January 15, 1998, Cognizant announced a planned spin-off distribution (the "Cognizant Distribution") that will result in the reorganization of Cognizant into two separate publicly traded companies: IMS Health Incorporated ("IMS") and Nielsen Media Research, Inc. If the Effective Time occurs prior to the record date for the Cognizant Distribution then each share of Company Common Stock issued and outstanding at the Effective Time will be converted into the right to receive a fraction of a share of Cognizant's common stock, $.01 par value ("Cognizant Common Stock"). If the Effective Time occurs subsequent to the record date for the Cognizant Distribution then each share of Company Common Stock issued and outstanding at the Effective Time will be converted into the right to receive a fraction of a share of IMS's common stock, $.01 par value ("IMS Common Stock"). The exchange ratio applicable to Cognizant Common Stock will be determined by reference to the average of the closing sale prices per share of Cognizant Common Stock on the New York Stock Exchange Composite
Transactions Tape on each of the 15 consecutive trading days immediately preceding the second trading day prior to the Effective Time. The exchange ratio applicable to the IMS Common Stock will be determined by reference to the average of the closing sale prices per share of IMS Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time. If the Effective Time had occurred on the date of the Merger Agreement, each share of Company Common Stock would have been converted into the right to receive a fraction of a share of Cognizant Common Stock valued at $15.75 (based on an average closing sale price for Cognizant Common Stock of $51.792).

     Concurrently with the execution of the Merger Agreement, the Company also entered into a Stock Option Agreement (the "Stock Option Agreement") with Cognizant pursuant to which the Company granted to Cognizant an option to purchase up to an aggregate

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2,111,815  shares of Company  Common  Stock at $15.75  per share.  The option is exercisable only in the event the Merger Agreement is terminated under circumstances in which Cognizant becomes entitled to receive a termination fee from the Company. In addition, under certain circumstances, the Stock Option Agreement entitles Cognizant to require the Company to repurchase the option and/or any shares obtained through exercise of the option. The maximum amount of compensation the Company is required to pay Cognizant under the Stock Option Agreement together with any termination fees and expense reimbursement is $5.55 million.

     In connection with its approval of the Merger and the Merger Agreement, the Board of Directors of the Company amended the Rights Agreement of the Company to the effect that none of the Merger, the Merger Agreement or the Stock Option Agreement will cause the Rights issued under the Rights Agreement to become exercisable.

     The Merger is subject to the approval of the stockholders of the Company, and to certain other conditions. The Merger Agreement (without schedules or exhibits) is attached hereto as Exhibit 2.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Number             Description
------             -----------

  2.1 Agreement and Plan of Merger, dated as of March 23, 1998, among Cognizant Corporation, WAC Inc. and Walsh International Inc.

  2.2 Stock Option Agreement, dated as of March 23, 1998, by and between Walsh International Inc. and Cognizant Corporation.

 99.1              Press Release dated March 23, 1998.

 99.2              Press Release dated March 23, 1998.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            WALSH INTERNATIONAL INC.

                                            By: /s/ MARTYN WILLIAMS

                                                --------------------------------
                                                Name: Martyn Williams
                                                Title: Chief Financial Officer

Date:  April 1, 1998

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                                INDEX TO EXHIBITS

Exhibit       Description

  2.1         Agreement and Plan of Merger dated as of March 23,
              1998 among Cognizant Corporation, WAC Inc. and
              Walsh International Inc.

  2.2 Stock Option Agreement, dated as of March 23, 1998, by and between Walsh International Inc. and Cognizant Corporation.

 99.1         Press Release dated March 23, 1998.

 99.2         Press Release dated March 23, 1998.